Exhibit 5.1

October 24, 2011	76942.00017

Kratos Defense & Security Solutions, Inc.

4820 Eastgate Mall

San Diego, CA 92121

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 2,297,797 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), including the preferred stock purchase rights associated with such Shares, consisting of (i) 47,797 Shares issuable upon the exercise of outstanding options assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated May 15, 2011 (the “Merger Agreement”), by and among the Company, IRIS Merger Sub Inc., a Maryland corporation and a direct wholly owned subsidiary of the Company, IRIS Acquisition Sub LLC, a single member Maryland limited liability company and a direct wholly owned subsidiary of the Company, and Integral Systems, Inc., a Maryland corporation (“Integral”), and governed by the following stock option plans of Integral:  (a) the Amended and Restated 2002 Stock Option Plan and (b) the 2008 Stock Incentive Plan (together, the “Integral Plans”), (ii) 2,000,000 Shares issuable under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), and (iii) 250,000 Shares issuable under the Company’s Amended and Restated 1999 Employee Stock Purchase Plan (the “ESPP” and, collectively with the Integral Plans and the 2011 Plan, the “Plans”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions and corporate records furnished to us by the Company, certificates of public officials and other documents and instruments as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)       the Amended and Restated Certificate of Incorporation of the Company, certified as of July 21, 2011 by the Secretary of State of the State of Delaware;

(ii)      the Second Amended and Restated Bylaws of the Company;

(iii)     a certificate from the Secretary of State of the State of Delaware as to the existence and good standing of the Company under the laws of the State of Delaware as of October 21, 2011 (the “Good Standing Certificate”);

(iv)     the Registration Statement;

(v)      the Plans;

(vi)     the Merger Agreement;

(vii)    the resolutions adopted by the Company’s board of directors on March 10, 2011 and May 15, 2011; and

(viii)   the minutes of the 2011 annual meeting of the Company’s stockholders held on May 27, 2011.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification:  (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us;  (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original agreements, instruments, corporate records, certificates and other documents conform to the original agreements, instruments, corporate records, certificates and other documents, and that all such original agreements, instruments, corporate records, certificates and other documents were authentic and complete; (iv) the legal capacity and authority of all individuals executing agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (vii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (viii) that the officers and directors of the Company have properly exercised their fiduciary duties.  As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when issued and sold as described in the Registration Statement and in accordance with the terms of the Merger Agreement, the applicable Plans and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of the Merger Agreement, the applicable Plans and the applicable award agreements thereunder.  This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP